Exhibit A

EARN OUT

This Exhibit A sets forth the understanding of the parties with respect to additional contingent cash consideration as part of the Purchase Price, subject to and in accordance with the terms and conditions of the Agreement and this Exhibit. Unless the context otherwise requires, defined terms contained herein that are not otherwise defined in this Exhibit A shall have the meanings set forth in the Agreement.

1. DEFINITIONS. The following terms as used herein shall have the meanings set forth in this Section 1:

1.1. "Aggregate EBIDTA Level 1 Target" means $11,585,000.

1.2. "Aggregate EBITDA Level 2 Target" means $17,013,000.

1.3. "EBITDA" means net income before interest, income taxes, depreciation and amortization of the Companies.

1.4. "Level 1 Earn-Out Consideration" means $666,666.66.

1.5. "Level 2 Earn-Out Consideration" means $333,333.33.

1.6. "Level 1 Earn-Out Payments" means the aggregate of any and all payments of Level 1 Earn-Out Consideration made during any Measurement Period.

1.7. "Level 2 Earn-Out Payments" means the aggregate of any and all payments of Level 2 Earn-Out Consideration made during any Measurement Period.

1.8. "Measurement Period" means each of the three (3) consecutive twelve month periods beginning on the first day of the month following the Closing Date (the "Earn-Out Start Date") and ending on the day before the third anniversary of the Earn-Out Start Date. For clarification purposes, the "First Measurement Period" begins on the Earn-Out Start Date and ends on the day before the first anniversary of the Earn-Out Start Date, the "Second Measurement Period" begins on the first anniversary of the Earn-Out Start Date and ends on the day before the second anniversary of the Earn-Out Start Date, and the "Third Measurement Period" begins on the second anniversary of the Earn-Out Start Date and ends on the day before the third anniversary of the Earn-Out Start Date (collectively, the "Measurement Periods").

1.9. "Statement" has the meaning set forth in Section 2.2 below.

1.10. "Total Level 1 Earn-Out Consideration" means $2,000,000.

1.11. "Total Level 2 Earn-Out Consideration" means $1,000,000.

2. DISTRIBUTIONS.

2.1. Determination of Earn-Out Consideration. Subject to the terms and conditions of this Section 2, the Earn-Out for:

(a) the First Measurement Period shall be as follows: (i) if EBITDA on the last day of the First Measurement Period equals or exceeds $3,500,000 (the "First Measurement Period Level 1 EBITDA Target"), the Stockholder shall receive the Level 1 Earn-Out Consideration and (ii) if EBITDA on the last day of the First Measurement Period exceeds $5,140,000 (the "First Measurement Period Level 2 EBITDA Target"), the Stockholder shall receive 50% of the amount by which EBITDA on the last day of the First Measurement Period exceeds the First Measurement Period Level 2 EBITDA Target; provided that the consideration to be paid pursuant to this clause (ii) shall (x) not exceed the Level 2 Earn-Out Consideration and (y) be paid in addition to the Level 1 Earn-Out Consideration;

(b) the Second Measurement Period shall be as follows: (i) if EBITDA on the last day of the Second Measurement Period equals or exceeds $3,850,000 (the "Second Measurement Period Level 1 EBITDA Target"), the Stockholder shall receive the Level 1 Earn-Out Consideration and (ii) if EBITDA on the last day of the Second Measurement Period equals or exceeds $5,654,000 (the "Second Measurement Period Level 2 EBITDA Target"), the Stockholder shall receive 50% of the amount by which EBITDA on the last day of the Second Measurement Period exceeds the Second Measurement Period Level 2 EBITDA Target; provided that the consideration to be paid pursuant to this clause (ii) shall (x) not exceed the Level 2 Earn-Out Consideration and (y) be paid in addition to the Level 1 Earn-Out Consideration; and

(c) the Third Measurement Period shall be as follows: (i) if EBITDA on the last day of the Third Measurement Period equals or exceeds $4,235,000 (the "Third Measurement Period Level 1 EBITDA Target"), the Stockholder shall receive the Level 1 Earn-Out Consideration and (ii) if EBITDA on the last day of the Third Measurement Period equals or exceeds $6,219,000 (the "Third Measurement Period Level 2 EBITDA Target"), the Stockholder shall receive 50% of the amount by which EBITDA on the last day of the Third Measurement Period exceeds the Third Measurement Period Level 2 EBITDA Target; provided that the consideration to be paid pursuant to this clause (ii) shall (x) not exceed the Level 2 Earn-Out Consideration and (y) be paid in addition to the Level 1 Earn-Out Consideration;

provided however, that (A) if any of the First Measurement Period Level 1 EBITDA Target, the Second Measurement Period Level 1 EBITDA Target, or the Third Measurement Period Level 1 EBITDA Target was not achieved at the end of the applicable Measurement Period but the aggregate EBITDA for all of the Measurement Periods on the last day of the Third Measurement Period equals or exceeds the Aggregate Level 1 EBITDA Target, the Stockholder shall receive the difference between (W) the Total Level 1 Earn-Out Consideration and (X) the Level 1 Earn-Out Payments previously received by the Stockholder and, provided further, that if (B) the Stockholder did not receive the full amount of Level 2 Earn-Out Consideration for any Measurement Period but the aggregate EBITDA for all of the Measurement Periods on the last

day of the Third Measurement Period exceeds the Aggregate Level 2 EBITDA Target, the Stockholder shall receive 50% of the difference between (Y) the amount by which the aggregate EBITDA for all of the Measurement Periods on the last day of the Third Measurement Period exceeds the Aggregate Level 2 EBITDA Target and (Z) the Level 2 Earn-Out Payments previously received by the Stockholder; provided that the consideration to be paid pursuant to this clause (B) shall not exceed the Total Level 2 Earn-Out Consideration. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of consideration paid to the Stockholder pursuant to this Exhibit A exceed $3,000,000.

2.2. Statements.

(a) Within 75 days after the end of each Measurement Period, the Companies shall cause to be prepared and shall deliver to the Stockholder a statement setting forth in reasonable detail a calculation of the Earn-Out for such Measurement Period (the "Statement"). A pro-forma example of the Statement is attached hereto as Exhibit A-1. The Statement shall be based upon the financial statements of each of the Companies and shall be prepared in accordance with Section 2.1 hereof.

(b) The Stockholder shall have a period of thirty (30) days following delivery of the Statement to review, at her expense, the working papers of each of the Companies and Buyer relating to the Statement. Within such thirty (30) day period, the Stockholder shall notify Buyer in writing when the Stockholder has completed her review and whether or not the Stockholder agrees with the Statement. Any objection to the Statement must specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, working papers, analyses and other documentation. If the Stockholder does not give Buyer notice of the Stockholder's objection within such thirty (30) day period, the Statement shall become final and the Stockholder shall have no further right to disagree therewith, and the payment of the Earn-Out consideration, if any, shall be made.

(c) In the event the Stockholder and Buyer do not agree upon the Statement within ten (10) business days after delivery by the Stockholder of a notice of disagreement, the Stockholder and Buyer shall submit to the Arbiter such Statement, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement. The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested. Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Statement delivered by Buyer pursuant to Section 2.2(a) was not prepared in accordance with the terms of the Earn-Out is based on incomplete or inaccurate information or contains computational errors. The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Stockholder, on the other, so that the Stockholder's share of such fees and disbursements shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Stockholder (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the

Stockholder to the Arbiter, and Buyer's share shall be the balance of such fees and disbursements.

2.3. Payment of Aggregate Earn-Out Consideration. Within seven (7) days after final determination (or agreement) of the Statement of the Earn-Out consideration payable for a Measurement Period, if any, Buyer shall pay such Earn-Out consideration to the Stockholder as contemplated by Section 1.2 of the Agreement.

2.4. Right of Offset. In accordance with the terms of the Agreement, Buyer and each of the Companies shall have the right to set off against any payments due and owing from Buyer to the Stockholder under any of the provisions of this Exhibit A, to the extent Buyer has a claim for indemnity against the Stockholder under Article IX of the Agreement or otherwise with respect to the transactions contemplated by the Agreement. In addition, Buyer and each of the Company shall have the right to withhold any payments due and owing from Buyer or either of the Companies to the Stockholder hereunder for the amount of any claims which have been asserted against the Stockholder under Article IX of the Agreement or otherwise with respect to the transactions contemplated by the Agreement, pending final resolution of any such claims.

2.5. Enforcement. In the event it becomes necessary for any party to initiate litigation for purposes of the enforcement or the interpretation of the rights or obligations of the parties hereunder, the party prevailing in the outcome of such litigation shall be entitled to recover from the opposing party such prevailing party's reasonable costs and expenses associated with such litigation, including attorneys' fees.

2.6. General. The parties agree that, to the extent a bonus contemplated in (i) section 3(b) of each of the employment agreements attached hereto as Exhibit B and Exhibit C or (ii) each of the bonus letter agreements attached hereto as Exhibit D is earned but is not paid to any employee because such employee is not employed by the Company on the date the bonus is required to be paid, the amount of any such bonus will be paid to the Stockholder.

2.7. Miscellaneous. The parties understand and agree that during the Measurement Periods Buyer shall consult with the Stockholder with respect to the operation, marketing and pricing of all of the services of each of the Companies and that Buyer may add to, eliminate or otherwise alter at any time or from time to time any or all of such services after such consultation. The parties acknowledge and agree that (a) the potential Earn-Out is contingent on the performance of the Companies and there is no guarantee of any payment hereunder, (b) Buyer makes no representation and expresses no opinion as to the value of the Earn-Out, and (c) so long as Buyer acts in good faith and in accordance with the Agreement and this Exhibit, the Stockholder will not be entitled to and will not make any claims against Buyer alleging that Buyer's actions or omissions in the operation of either of the Companies reduced the Earn-Out from what it otherwise might have been. Notwithstanding the foregoing, in order to ensure that the Stockholder is afforded the opportunity to receive the Earn-Out consideration, Buyer agrees that, after the Closing Date and during the Measurement Periods, the business of each of the Companies shall be conducted in the ordinary course and in a businesslike manner and it shall not take any action with the intent or purpose of materially depressing EBITDA. At all times

during the Measurement Periods, Buyer shall maintain records with respect to the business of each of the Companies in order to permit the calculation of EBITDA and the Earn-Out consideration.